Exhibit 99.1

News Release

For Immediate Release

GenCorp to Sell More Than 700 Acres of Land
in Northern California

SACRAMENTO, Calif., – March 5, 2015 – Easton Development Company, LLC, a wholly owned subsidiary of GenCorp Inc. (NYSE: GY), announced today that it has entered into a definitive agreement to sell approximately 703 acres of entitled land to WestLand Capital Partners L.P. for $57 million. The 703 acres are known as Hillsborough and represent a part of the 6,000 acre Easton Master Plan.

As currently contemplated, Hillsborough includes approximately 2,000 housing units of mixed types, community commercial space, offices, schools, community parks, extensive trails and open space features in preserved oak woodlands. Hillsborough is located south of Highway 50 in Folsom, California.

“We are very pleased to announce the Hillsborough transaction. Today’s agreement is the culmination of many years of focused efforts and collaboration with a wide spectrum of public and private sector stakeholders,” said David Hatch, Easton’s chief operating officer.

The remaining 5,300 acres of the Easton Master Plan are located in the Sacramento metropolitan area along U.S. Highway 50. Located 90 miles east of the San Francisco Bay area and 90 miles west of Lake Tahoe, Easton’s proposed development plan envisions a high quality, livable community with diverse housing types and excellent commercial, retail and civic uses and one of Northern California’s premier development locations. The plan thoughtfully integrates extensive open space preservation areas as well as walking and biking trails.  Easton will take advantage of adjoining commuter light rail, excellent freeway access and short travel times to downtown Sacramento, California and other surrounding locations.

“This agreement is an important step in our continuing development and monetization of the Easton property which is designed to be one of the finest master-planned communities in the nation,” said President and CEO GenCorp and Aerojet Rocketdyne Scott Seymour.

Closing the Hillsborough sale is subject to customary closing conditions, including a 75-day period for WestLand to perform due diligence. Under the terms of the agreement, certain parcels will be transferred as final environmental regulatory approvals are received from federal and state regulatory agencies.

About GenCorp and Easton
GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the company's excess real estate assets headquartered in Sacramento, California. Easton Development Company, LLC is a wholly owned subsidiary of GenCorp. More information can be obtained by visiting the companies’ websites at http://www.GenCorp.com and http://www.easton-ca.com.

Contact information:
Investors: Kathy Redd, chief financial officer  916.355.2361
Investor Relations: Ron Samborsky, vice president, Investor Relations  916.355.3610
Media: Glenn Mahone, vice president, communications  202.302.9941
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